EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 6, 2006 between Qiao Li, residing at No. 6 Building, Zhuchundongli, Shuangyushu, Haidian District, Beijing (“Executive”), and HLS Systems International, Ltd. a British Virgin Islands corporation having its principal office at 625 Broadway, Suite 1111, San Diego, CA 92101 (the “Company”)

WHEREAS, the Company believes that Executive provides unique management services for the Company and wishes to retain the continued services of Executive as its Chairman of the Board of Directors; and

WHEREAS, the Company and Executive have reached an understanding with respect to Executive’s employment with the Company for a three year period commencing as of the consummation of the stock purchase under the Stock Purchase Agreement dated as of February 2, 2006 (the “Gifted Time Transaction”) and

WHEREAS, the Company and Executive desire to evidence their agreement in writing and to provide for the employment of Executive by the Company on the terms set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereby agree as follows:

1. Employment, Duties and Acceptance.

1.1 Effective as of the consummation of the Gifted Time Transaction, the Company hereby agrees to the employment of Executive as its Chairman of the Board of Directors, and Executive hereby accepts such employment on the terms and conditions contained in this Agreement. During the term of this Agreement, Executive shall make herself available to the Company to pursue the business of the Company subject to the supervision and direction of the Board of Directors of the Company (the “Board” or “Board of Directors”).

1.2 The Board may assign Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Executive’s position as Chairman of the Board of the Company and would otherwise be consistent in stature and prestige with the responsibilities of Chairman of the Board.

1.3 Executive accepts such employment and agrees to devote substantially all of her business time, energies and attention to the performance of her duties hereunder and as Chairman of the Board of the Company; provided, however, that Executive may continue to be actively involved in educational and civic activities to the extent that such activities do not materially detract from the reasonable performance of her duties (such material detraction to be evidenced by a resolution approved by the majority of the Board and a written notice to Executive, in which event Executive shall have one hundred and twenty (120) days to reduce the level of such activities in a reasonable manner). The Company recognizes the value to it of Executive’s continued involvement in these activities taken on behalf of the Company and will reimburse Executive for reasonable expenses incurred by her in connection with such activities. Nothing herein shall be construed as preventing Executive from (i) making and supervising investments on a personal or family basis (including trusts, funds and investment entities in which Executive or members of her family have an interest) and (ii) serving on the Board of Directors of not more than five corporations involved primarily in “for profit” business activities; provided, however, that these activities do not materially interfere with the performance of her duties hereunder or violate the provisions of Section 4.4 hereof.

2. Compensation and Benefits.

2.1 The Company shall pay to Executive a salary at an annual base rate of not less than US$120,000 during the term hereof. During Executive’s employment, salary will be paid not less frequently than every two weeks without the prior written consent of Executive.

2.2 The Company shall also pay to Executive such bonuses as may be determined from time to time by the Compensation Committee of the Board of Directors. The amount of annual bonus payable to Executive may vary at the discretion of the Compensation Committee of the Board of Directors; provided, however, that the total annual bonus shall not exceed 250% of Executive’s annual base rate under Section 2.1 as of the date the bonus is awarded. In determining the annual bonus to be paid to Executive, the Compensation Committee may, among other factors they believe to be appropriate, consider, and give varying degrees of importance to, Executive’s contribution to the following:

(a) achievement by the Company of specific identified targets selected by the Committee from time to time;

(b) the attraction and retention of key executive personnel by the Company;

(c) satisfaction of the Company’s capital requirements;

(d) the establishment of strategic direction and significant Company goals;

(e) growth in the Company’s per share value; and

(f) such other criteria as the Compensation Committee deems to be relevant.

2.3 Executive shall be entitled to such insurance and other benefits including, among others, medical and disability coverage and life insurance as are afforded to other senior executives of the Company, subject to applicable waiting periods and other conditions which may be generally applicable. The Company also shall purchase if possible (i) long term disability insurance of not less than 50% of Executive’s then current annual salary and (ii) split dollar life insurance with coverage of not less than $1.0 million. The beneficiary of these policies shall be designated by Executive and these policies shall be transferred to Executive or her designees by the Company at her written request.

2.4 Executive shall be entitled to five weeks of vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons.

2.5 Executive shall be entitled, at her option, to maintain a suitable automobile for business use. The Company or one of its subsidiaries shall reimburse Executive for the costs of leasing such automobile and for all other costs associated with the use of the vehicle, including insurance costs, repairs and maintenance.

2.6 The Company will pay or reimburse executive for all transportation, hotel and other expenses incurred by Executive on business trips (including business or first class air travel on scheduled flights of more than five (5) consecutive hours) and for all other ordinary and reasonable out-of-pocket expenses actually incurred by she in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses.

2.7 The Company shall not require Executive to move within fifty (50) miles of her current personal residence located in Beijing, China without Executive’s written consent. If such consent is provided, the Company will reimburse Executive for the following, which may be taxable to Executive:

(a) Usual and customary expenses incurred if Executive sells her home herself or through a broker; however, reimbursement for the broker’s commission (if Executive utilizes the services of a broker) may not exceed six (6) percent of the sales proceeds;

(b) Reasonable expenses incurred in moving furniture, normal household goods and personal belongings to the new location and incidental expenses related to the move;

(c) Reasonable expenses (including travel and hotel) while house-hunting, including four trips to the new location with Executive’s spouse and children;

(d) Reasonable and customary closing costs incurred in buying Executive’s new home; and

(e) Reasonable temporary living expenses incurred while awaiting occupancy in Executive’s new quarters.

3. Term and Termination.

3.1 The term of this Agreement commences as of the consummation of the Gifted Time Transaction and shall continue for three (3) years unless sooner terminated as herein provided.

3.2 If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate, except that the Company shall pay to the legal representative of Executive’s estate the base salary due Executive pursuant to Section 2.1 hereof through the first anniversary of Executive’s death (or the scheduled expiration under Section 3.1, if earlier than the first anniversary date) as well as a pro rata allocation of bonus payments under Section 2.2 based on the days of service during the year of death, and all amounts owing to Executive at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

3.3 If Executive shall be rendered incapable by an incapacitating illness or disability (either physical or mental) of complying with the terms, provisions and conditions hereof on her part to be performed for a period in excess of 180 consecutive days during any consecutive twelve (12) month period, then the Company, at its option, may terminate this Agreement by written notice to Executive (the “Disability Notice”) delivered prior to the date Executive resumes the rendering of services hereunder; provided, however, if requested by Executive (or a representative thereof) such termination shall not occur until after examination of Executive by a medical doctor (retained by the Company with the consent of Executive which consent shall not be unreasonably withheld) who certifies in a written report to the Board with a copy of such report delivered simultaneously to Executive that Executive is and shall be incapable of performing her duties for in excess of two additional months because of the continuing existence of such incapacitating illness or disability. Notwithstanding such termination, the Company (a) shall make a payment to Executive of a pro rata allocation of payments under Section 2.2 based on the days of service during the year in which the Disability Notice is delivered and (b) shall pay to Executive the base salary due Executive pursuant to Section 2.1 hereof through the second anniversary of the date of such notice (the “Disability Period”), less any amount Executive receives for such period from any Company-sponsored or Company-paid for source of insurance, disability compensation or governmental program. The Company shall also pay to Executive all amounts owing to Executive at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

3.4 The Company, by notice to Executive, may terminate this Agreement for Cause. As used herein, “Cause” means (a) the refusal in bad faith by Executive to carry out specific written directions of the Board, (b) intentional fraud or dishonest action by Executive in her relations with the Company (“dishonest” for these purposes shall mean Executive’s knowingly making of a material misstatement to the Board for the purpose of obtaining direct personal benefit); or (c) the conviction of Executive of any crime involving an act of significant moral turpitude after appeal or the period for appeal has elapsed without an appeal being filed by Executive. Notwithstanding the foregoing, no Cause for termination shall be deemed to exist with respect to Executive’s acts described in clause (a) or (b) above, unless the Board shall have given written notice to Executive (after five (5) days advance written notice to Executive and a reasonable opportunity to Executive to present her views with respect to the existence of Cause), specifying the Cause with particularity and , within twenty (20) business days after such notice, Executive shall not have disputed the Board’s determination or in reasonably good faith taken action to cure or eliminate prospectively the problem or thing giving rise to such Cause, provided, however, that a repeated breach after notice and cure, of any provision of clause (a) or (b) above, involving the same or substantially similar actions or conduct, shall be grounds for termination for cause upon not less than five (5) days additional notice from the Company.

3.5 Executive, by notice to the Company, may terminate this Agreement if a Good Reason exists. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without Executive’s prior express written consent: (a) a material adverse change in the nature of Executive’s title, duties or responsibilities with the

Company that represents a demotion from her title, duties or responsibilities as in effect immediately prior to such change; (b) a material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (d) a liquidation, bankruptcy or receivership of the Company; or (e) if Executive is at any time not a member of the Board of Directors of the Company and a member of the Executive Committee thereof (if such a committee exists), unless she voluntarily resigns therefrom; or (f) any person or entity other than the Company and/or any officers or directors of the Company as of the date of this Agreement acquires securities of the Company other than from Executive or her affiliates (in one or more transactions) having 51% or more of the total voting power of all the Company’s securities then outstanding.

Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within twenty (20) business days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from Executive.

3.6 In the event that Executive terminates this Agreement for Good Reason, pursuant to the provisions of paragraph 3.5, or the Company terminates this Agreement without Cause, as defined in paragraph 3.4, the Company shall pay to Executive (or in the case of her death, the legal representative of Executive’s estate or such other person or persons as Executive shall have designated by written notice to the Company), the compensation at an annual base rate of US$500,000 from the date of termination to the term of this Agreement; provided, however, that Executive’s insurance coverage shall terminate upon Executive becoming covered under a similar program by reason of employment elsewhere. If Executive’s employment is terminated for Good Reason or without Cause, Executive shall have no duty to mitigate awards paid or payable to her pursuant to this subsection, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this subsection 3.6.

4. Protection of Confidential Information: Non-Competition.

4.1 Executive acknowledges that:

(a) As a result of her current employment with the Company, Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Article 4 as the “Company”), including, without limitation, financial information, designs and other proprietary rights, trade secrets and know-how, customers and sources (“Confidential Information”).

(b) The Company will suffer substantial damage which will be difficult to compute if, during the period of her employment with the Company or thereafter,

Executive should enter a business competitive with the Company or divulge Confidential Information.

(c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

4.2 Executive agrees that she will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by she as a result of her employment with the Company, except (i) in the course of performing her duties hereunder, (ii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of her obligations hereunder, (iii) where required to be disclosed by court order, subpoena or other government process or (iv) if such disclosure is made without Executive’s knowing intent to cause material harm to the Company. If Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

4.3 Upon termination of her employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which she may then possess or have under her control; provided, however, that Executive shall be entitled to retain one copy of such documents for her personal use and records.

4.4 During the period commencing upon the closing of the Gifted Time Transaction and terminating three years after termination of employment, Executive, without the prior written permission of the Company, shall not, anywhere in the People’s Republic of China, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is directly in competition with the Company’s principal existing business at the time of termination {“Competitive Business”); (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee consultant, advisor or in any other relationship or capacity; (iii) employ, or have or cause any other person or entity to employ, any person who was employed by the Company at the time of termination of Executive’s employment by the Company (other than Executive’s personal secretary and assistant); or (iv) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers. Notwithstanding the foregoing, Executive shall not be precluded from investing and managing the investment of, her or her family’s assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in her beneficially owning, at any time, more than 5% of any class of the publicly-traded equity securities of such Competitive Business; provided, however, that for a period commencing upon the closing of the

Gifted Time Transaction and terminating three years after termination of Executive’s employment (except for investments in a class of securities trading on public markets), Executive shall refer to the Company for consideration (before any other party) any and all opportunities to acquire or purchase, or otherwise make equity or debt investments in, companies primarily involved in a Competitive Business if such opportunities becomes known to Executive while she is the Chairman of the Board of the Company. If the Company determines not to exploit any opportunity referred to in the foregoing sentence, the Company shall determine what, if anything, should be done with such opportunity. Executive shall not be entitled to any compensation, as a finder or otherwise, if either the Company or Executive introduces such opportunity to other persons, it being understood that all such compensation shall be paid to the Company. Notwithstanding the foregoing, in the event the Company terminates this Agreement without cause or if Executive terminates this Agreement for Good Reason under Section 3.5 hereof, Executive’s obligations under this Section 4.4 shall terminate one month following termination.

4.5 If Executive commits a breach of any of the provisions of Sections 4.2 or 4.4, the Company shall have the right:

(a) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(b) to require Executive to account for and pay over to the Company all monetary damages determined by a non-appealable decision by a court of law to have been suffered by the Company as the result of any actions constituting a breach of any of the provisions of Section 4.2 or 4.4, and Executive hereby agrees to account for and pay over such damages to the Company (up to the maximum of all payments made under the Agreement).

4.6 If Executive shall violate any covenant contained in Section 4.4, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

4.7 If any provision of Sections 4.2 or 4.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall not have the power to modify such scope, duration, or area, or all of them and such provision or provisions shall be void ab initio.

5. Miscellaneous Provisions.

5.1 All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at her or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 5.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to Executive:
Qiao Li
No. 10 Jiancaicheng Middle Road
Xisanqi, Haidian District, Beijing 100096
Fax: (8610)82923980

If to the Company:
HLS Systems International, Ltd.
625 Broadway, Suite 1111
San Diego, CA 92101
Fax: 619-795-9639

5.2 In the event of any claims, litigation or other proceedings arising under this Agreement (including, among others, arbitration under Section 3.4), Executive shall be reimbursed by the Company within thirty (30) days after delivery to the Company of statements for the costs incurred by Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys’ fees and expenses; provided, however, that Executive shall reimburse the Company for all such costs if it is determined by a non-appealable final decision of a court of law that Executive shall have acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

5.3 The Company, shall to the fullest extent permitted by law, indemnify Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively, “Claims”) made against Executive for any actions or omissions as an officer and/or director of the Company or its subsidiary. To the extent that the Company obtains director and officers insurance coverage for any period in which Executive was an officer, director or consultant to the Company, Executive shall be a named insured and shall be entitled to coverage thereunder.

5.4 The provision of Article 4, Sections 5.2 and 5.3 and any provisions relating to payments owed to Executive after termination of employment shall survive termination of this Agreement for any reason.

5.5 This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

5.6 All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the British Virgin Islands applicable to agreements made and to be performed entirely in the British Virgin Islands.

5.7 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

5.8 Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY” HLS SYSTEMS INTERNATIONAL, LTD. By:_________________________________________ Title:________________________________________	“EXECUTIVE” QIAO LI By: /s/ Qiao Li

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY” HLS SYSTEMS INTERNATIONAL, LTD. By:________________________________________ Title:______________________________________	“EXECUTIVE” QIAO LI By: /s/ Qiao Li

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY” HLS SYSTEMS INTERNATIONAL, LTD. By:_______________________________________ Title:______________________________________	“EXECUTIVE” QIAO LI By: /s/ Qiao Li